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                                                                    EXHIBIT 99.2

VERSO TECHNOLOGIES LOGO

400 Galleria Parkway
Suite 300
Atlanta, GA  30339

MEDIA CONTACT:                               INVESTOR RELATIONS CONTACT:
Gordon Murray                                Jennifer Pepper
Verso Technologies, Inc.                     Director of Investor Relations
678-589-3563                                 Verso Technologies, Inc.
Gordon.Murray@verso.com                      678-589-3579
                                             Jennifer.Pepper@verso.com


                    VERSO CLOSES ACQUISITION OF MESSAGECLICK
            Unified messaging added to Verso's portfolio of services

ATLANTA, Georgia -(November 24, 2000)- Verso Technologies, Inc. (Nasdaq: VRSO), a leading full service provider (FSP) of business technology solutions, today reported that it has completed the acquisition of MessageClick, Inc., a business-to-business application service provider (ASP) that provides integrated voice and data messaging services.

Pursuant to the terms of the merger agreement with MessageClick, the MessageClick preferred stockholders are entitled to receive in the aggregate approximately 1.4 million shares of Verso common stock and warrants to purchase an aggregate of approximately 180,000 shares of Verso common stock. In addition, the MessageClick preferred stockholders will be entitled to receive additional consideration, payable in shares of Verso common stock, if certain other conditions are satisfied. In connection with this acquisition, Verso assumed approximately $5.0 million in MessageClick liabilities, and incurred approximately $800,000 in transaction related costs.

Verso has raised approximately $9.0 million from certain MessageClick preferred stockholders to fund the expected cash requirements of MessageClick; $4.5 million of which was raised as part of the company's September private placement, and $4.5 million of which was raised concurrent with the closing of the acquisition through the issuance by Verso of 7.5% convertible debentures with a five year maturity. In connection with the issuance of the convertible debentures, Verso issued warrants to purchase up to 1.0 million shares of its common stock at an exercise price of $7.50. Verso has already provided MessageClick with $2.0 million of bridge financing from the amounts raised.
The securities issued by Verso in connection with the acquisition of MessageClick, the 7.5% convertible debentures and accompanying warrants were issued in reliance upon

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certain exemptions from the applicable registration requirements under the securities laws.

The acquisition of MessageClick is being accounted for as a purchase and, as a result, Verso's results of operations for the year ending December 31, 2000 will include MessageClick's results of operations only from the closing date through December 31, 2000. Accordingly, for the fourth quarter of 2000, Verso expects that the revenue impact of the MessageClick acquisition will be minimal, and EBITDA loss on these operations, including transitional employee expenses, will be approximately $800,000. For the year 2001, revenue from MessageClick's products and services is expected to be in the range of $3.5 million to $4 million. As an ASP, MessageClick's revenues are currently recurring in nature, however, the majority of MessageClick revenues for the year 2001 will be recognized in the second half of the year as licensing fees from the company's proprietary unified messaging technology are earned. Based on these figures, the transaction is expected to be accretive to Verso at the EBITDA level in the second half of 2001.

Please see related press release dated November 3, 2000 for more information concerning this acquisition.

ABOUT VERSO TECHNOLOGIES, INC.

Headquartered in Atlanta, Georgia, Verso Technologies, Inc. is a full service provider (FSP) of application and outsourced IT solutions that seek to add value for clients by giving them the edge they need to stay competitive. Verso's full service solutions include eBusiness consulting, web design and development, application hosting, application and network integration, enterprise management services and outsourced customer resource center services. Based on each client's needs, Verso plans, builds and runs personalized business solutions that seek to improve profitability, efficiency, speed and/or customer service capabilities. Verso can be reached at www.verso.com or by calling 678.589.3500.


ABOUT MESSAGECLICK, INC.

Founded in 1996, MessageClick provides internet-based outsourced messaging services including fax, voice and unified messaging. The company offers its services directly to end-users and through service providers, which include cable operators, telephone companies, and major ISPs. For more information, visit www.messageclick.com, or call 1-877-9-MCLICK.

FORWARD LOOKING STATEMENTS

Certain statements contained in this release that are not statements of historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words "believe," "expect," "anticipate," "intend," "will" and similar expressions are examples of words that identify forward-looking statements. Forward-looking statements include, without limitation, statements regarding our future

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financial position, business strategy and expected cost savings. These forward-looking statements are based on our current beliefs, as well as assumptions we have made based upon information currently available to us. We have no obligation to publicly update or revise these forward-looking statements to reflect new information, future events, or otherwise, except as required by applicable securities laws, and we caution you not to place undue reliance on these forward-looking statements.